Exhibit 99.1

SPIN-OFF OF ANTE5, INC. FROM VOYAGER OIL & GAS, INC. IS COMPLETED;

TRADING TO COMMENCE IN ANTE5, INC. COMMON STOCK

LAS VEGAS, NEVADA and BILLINGS, MONTANA — June 15, 2010 — ante5, Inc. (Pink Sheets: Trading Symbol Pending) (“ante5”) and Voyager Oil & Gas, Inc. (f/k/a ante4, Inc.) (“Voyager”) (OTCBB: VYOG.BB) today announced the completion of the previously announced spin-off of ante5. ante5 was previously a wholly-owned subsidiary of Voyager and holds certain assets principally related to Voyager’s prior entertainment and consumer products business. ante5 has become a separate publicly reporting U.S. company.

The spin-off was accomplished on June 14, 2010 through the distribution of one share of ante5 common stock for each share of Voyager common stock held by stockholders as of the record date, April 15, 2010. The terms of the spin-off  and the assets, liabilities and business of ante5 are described in an Information Statement filed by ante5 as an exhibit to its registration statement on Form 10. The Information Statement was mailed to the stockholders of Voyager as of the record date. ante5’s common stock will trade on the Pink Sheets commencing on or about June 15, 2010. The trading symbol is pending.

Safe Harbor for Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by executive officers or directors of ante5) contains statements that are forward-looking. Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond ante5’s control) could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: no historical basis on which to evaluate ante5’s ability to monetize its remaining assets or predict future revenues from the operation of Voyager’s previous gaming and entertainment business by Peerless Media Ltd., a subsidiary of PartyGaming, PLC (“Party”); reliance on Party and its immediate parent company to satisfy the minimum payment obligations under ante5’s revenue participation rights (provided, that these payment obligations do not represent a financial obligation of PartyGaming, PLC); impact of economic conditions on Party’s gaming and entertainment businesses; reliance on the services of ante5’s only full-time officer; factors that could affect ante5’s financial condition and possibly require ante5 to find new sources of capital to operate; and future costs of being an independent public company and possible other significant future costs. Further, ante5 may be considered an inadvertent investment company under the Investment Company Act of 1940 (the “1940 Act”). ante5 is claiming an exemption from the application of the 1940 Act, in that ante5’s board of directors has determined that as soon as reasonably possible, but in any event within one year after the spin-off, ante5 will engage primarily in a business other than that of investing, reinvesting, owning, holding or trading in securities. No assurance can be given that ante5 will be successful in engaging in such a business within a year, in which event ante5 may be required to register and otherwise be regulated under the 1940 Act. For more information, review ante5’s filings with the SEC, including the information in the Information Statement under “Risk Factors.”

ante5, Inc. Contact:

Steven Lipscomb, Chief Executive Officer

Phone: 323-330-9881

Voyager Oil & Gas, Inc. Contact:

WSR, Inc.

Phone: 772-219-7525

http://www.voyageroil.com

Information Regarding the Distribution:

Wells Fargo Shareowner Services

161 North Concord Exchange

St. Paul, Minnesota 55164-0874

Phone: 800-468-9716